SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 2)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Navigator Holdings Ltd.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title and Class of Securities)

Y62132 108
(CUSIP Number)

December 18, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund IV DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund V DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Co-Investment, L.P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR IV Parallel ESC, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR V Parallel ESC, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco Private Capital, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR IV Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR V Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Associates DSS GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Select Associates DSS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV DSS AIV GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates V DSS AIV GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IA

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates V DSS AIV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. Y62132 108	Schedule 13G/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WL Ross & Co. LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO (Delaware Limited Liability Company)

CUSIP No. Y62132 108	Schedule 13G/A

Explanatory Note:

This Amendment No. 2 (this “Amendment”) amends, in its entirety the statement on Schedule 13G originally filed by the Reporting Persons (as defined below), on February 10, 2014 and amended by the Reporting Persons by Amendment No. 1 thereto on February 6, 2015 (as amended, the “Schedule 13G”). On December 18, 2020, the Reporting Persons collectively sold an aggregate of 21,863,874 shares of common stock, par value $0.01 per share (the “Common Stock”), of Navigator Holdings Ltd., a Marshall Islands corporation (the “Issuer”). As a result, this Amendment is being filed to disclose that the Reporting Persons have ceased to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock of the Issuer. This Amendment is the final amendment to the Schedule 13G and constitutes an exit filing for the Reporting Persons.

Item 1(a).	Name of Issuer.

The name of the issuer is Navigator Holdings Ltd., a Marshall Islands corporation.

Item 1(b).	Address of Issuer’s Principal Executive Offices.

The Issuer’s principal executive offices are located at c/o NGT Services (UK) Ltd, 10 Bressenden Place, London, SW1E 5DH, United Kingdom.

Item 2(a).	Name of Person Filing.

The names of the persons (collectively, the “Reporting Persons”) filing this Schedule 13G/A (this “Statement”) are:

●	WLR Recovery Fund IV DSS AIV, L.P. (“Fund IV”) with respect to the Common Stock beneficially owned by it.

●	WLR Recovery Fund V DSS AIV, L.P. (“Fund V”) with respect to the Common Stock beneficially owned by it.

●	WLR Select Co-Investment, L.P. (“Select Co-Investment”) with respect to the Common Stock beneficially owned by it.

●	WLR IV Parallel ESC, L.P. (“IV Parallel”) with respect to the Common Stock beneficially owned by it.

●	WLR V Parallel ESC, L.P. (“V Parallel”) with respect to the Common Stock beneficially owned by it.

●
Invesco Private Capital, Inc. (“Invesco Inc.”) as managing member of Invesco WLR IV Associates LLC (“Invesco IV LLC”), which in turn is the general partner of IV Parallel, and as managing member of Invesco WLR V Associates LLC (“Invesco V LLC”), which in turn is the general partner of V Parallel, with respect to the Common Stock beneficially owned by IV Parallel and V Parallel.

●	Invesco WLR IV Associates LLC as general partner of IV Parallel with respect to the Common Stock beneficially owned by IV Parallel.

●	Invesco WLR V Associates LLC as general partner of V Parallel with respect to the Common Stock beneficially owned by V Parallel.

●
WLR Select Associates DSS GP, Ltd. (“Select GP”) as general partner of WLR Select Associates DSS, L.P. (“Select LP”), which in turn is the general partner of Select Co-Investment, with respect to the Common Stock beneficially owned by Select Co-Investment.

●	WLR Select Associates DSS, L.P. as general partner of Select Co-Investment with respect to the Common Stock beneficially owned by Select Co-Investment.

●
WLR Recovery Associates IV DSS AIV GP, Ltd. (“Associates IV GP”) as general partner of WLR Recovery Associates IV DSS AIV, L.P. (“Associates IV LP”), which in turn is the general partner of Fund IV, with respect to the Common Stock beneficially owned by Fund IV.

●	WLR Recovery Associates IV DSS AIV, L.P. as general partner of Fund IV with respect to the Common Stock beneficially owned by Fund IV.

●
WLR Recovery Associates V DSS AIV GP, Ltd. (“Associates V GP”) as general partner of WLR Recovery Associates V DSS AIV, L.P. (“Associates IV LP”), which in turn is the general partner of Fund V, with respect to the Common Stock beneficially owned by Fund V.

●	WLR Recovery Associates V DSS AIV, L.P. as general partner of Fund V with respect to the Common Stock beneficially owned by Fund V.

●
Invesco Inc. is also the sole member of WL Ross & Co. LLC, which serves as the investment manager to each of Fund IV, Fund V, Select Co-Investment, IV Parallel, V Parallel, Select GP, Select LP, Associates IV GP, Associates IV LP, Associates V GP and Associate V LP (collectively, the “WLR Investors”). As a result, each of Invesco Inc. and WL Ross & Co. LLC may be deemed to beneficially own the shares of Common Stock held of record by the WLR Investors.

Item 2(b).	Address of Principal Business Office or, if none, Residence.

The principal business office for each of the Reporting Persons is c/o WL Ross & Co. LLC, 2001 Ross Avenue, Suite 3400, Dallas, TX, 75201.

Item 2(c).	Citizenship.

WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Fund V DSS AIV, L.P., WLR Select Co-Investment, L.P., WLR Select Associates DSS GP, Ltd., WLR Select Associates DSS, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd. and WLR Recovery Associates V DSS AIV, L.P. are organized under the laws of the Cayman Islands. WL Ross & Co. LLC, WLR IV Parallel ESC, L.P., WLR V Parallel ESC, L.P., Invesco Private Capital, Inc., Invesco WLR IV Associates LLC and Invesco WLR V Associates LLC are organized under the laws of the State of Delaware.

Item 2(d).	Title of Class of Securities.

This Statement relates to the Common Stock, par value $0.01 per share, of the Issuer.

Item 2(e).	CUSIP No.

The CUSIP Number of the Common Stock is Y62132 108.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

WL Ross & Co. LLC, WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Fund V DSS AIV, L.P., WLR Recovery Associates V DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd., WLR Select Co-Investment, L.P., WLR Select Associates DSS, L.P., WLR Select Associates DSS GP, Ltd., WLR IV Parallel ESC, L.P., Invesco WLR IV Associates LLC, WLR V Parallel ESC, L.P., Invesco WLR V Associates LLC, and Invesco Private Capital, Inc.

(a)	Amount beneficially owned: -0-

(b)	Percent of Class: 0%

(c) (i)	Sole power to vote or to direct the vote: -0-

(ii)	Shared power to vote or to direct the vote: -0-

(iii)	Sole power to dispose or to direct the disposition of: -0-

(iv)	Shared power to dispose or to direct the disposition of: -0-

Item 5.	Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of a Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not Applicable.

CUSIP No. Y62132 108	Schedule 13G/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 15, 2021

WLR RECOVERY FUND IV DSS AIV, L.P. By: WLR Recovery Associates IV DSS AIV, L.P., its General Partner By: WLR Recovery Associates IV DSS AIV GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR RECOVERY FUND V DSS AIV, L.P. By: WLR Recovery Associates V DSS AIV, L.P., its General Partner By: WLR Recovery Associates V DSS AIV GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR SELECT CO-INVESTMENT, L.P. By: WLR Select Associates DSS, L.P., its General Partner By: WLR Select Associates DSS GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR IV PARALLEL ESC, L.P. By: Invesco WLR IV Associates LLC, its General Partner By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Beth Zayicek
Name: Title:	Beth Zayicek Senior Managing Director

WLR V PARALLEL ESC, L.P. By: Invesco WLR V Associates LLC, its General Partner By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Beth Zayicek
Name: Title:	Beth Zayicek Senior Managing Director

INVESCO PRIVATE CAPITAL, INC.

By:	/s/ Beth Zayicek
Name: Title:	Beth Zayicek Senior Managing Director

INVESCO WLR IV ASSOCIATES LLC By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Beth Zayicek
Name: Title:	Beth Zayicek Senior Managing Director

INVESCO WLR V ASSOCIATES LLC By: Invesco Private Capital, Inc., its Managing Member

By:	/s/ Beth Zayicek
Name: Title:	Beth Zayicek Senior Managing Director

WLR SELECT ASSOCIATES DSS GP, LTD.

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR SELECT ASSOCIATES DSS, L.P. By: WLR Select Associates DSS GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR RECOVERY ASSOCIATES IV DSS AIV GP, LTD.

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR RECOVERY ASSOCIATES IV DSS AIV, L.P. By: WLR Recovery Associates IV DSS AIV GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name: Title:	Stephen Toy Director

WLR RECOVERY ASSOCIATES V DSS AIV GP, LTD.

By:	/s/ Stephen Toy
Name:	Stephen Toy
Title:	Director

WLR RECOVERY ASSOCIATES V DSS AIV, L.P.

By: WLR Recovery Associates V DSS AIV GP, Ltd., its General Partner

By:	/s/ Stephen Toy
Name:	Stephen Toy
Title:	Director

WL ROSS & CO. LLC

By:	/s/ Beth Zayicek
Name:	Beth Zayicek
Title:	Senior Managing Director

CUSIP No. Y62132 108	Schedule 13G/A

EXHIBIT INDEX TO SCHEDULE 13G/A

Exhibit 1
Joint Filing Agreement among WLR Recovery Fund IV DSS AIV, L.P., WLR Recovery Fund V DSS AIV, L.P., WLR Select Co-Investment, L.P., WLR IV Parallel ESC, L.P., WLR V Parallel ESC, L.P., Invesco Private Capital, Inc., Invesco WLR IV Associates LLC, Invesco WLR V Associates LLC, WLR Select Associates DSS GP, Ltd., WLR Select Associates DSS, L.P., WLR Recovery Associates IV DSS AIV GP, Ltd., WLR Recovery Associates IV DSS AIV, L.P., WLR Recovery Associates V DSS AIV GP, Ltd., WLR Recovery Associates V DSS AIV, L.P. and Wilbur L. Ross, Jr.  (Incorporated by reference to Exhibit 99.1 to the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014 (Commission File No. 005-87904)).